030 Putnam New York Tax Exempt Income Fund
11/30/12 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	 42,966
        Class B	 431
        Class C	 1,723
        Class M  54

72DD2   Class Y	 528


73A1    Class A	 0.333638
        Class B	 0.277763
        Class C	 0.264367
        Class M	 0.308801

73A2    Class Y	 0.353213


74U1    Class A	 132,339
        Class B	 1,697
        Class C	 7,728
        Class M	 182

74U2    Class Y	 2,122


74V1    Class A	 9.12
        Class B	 9.10
        Class C	 9.11
        Class M	 9.12

74V2    Class Y	 9.12


Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.